Exhibit (a)(1)(M)

PROSPECTUS

PUBLIC TENDER OFFER FOR SHARE ACQUISITION

of

ENDESA AMÉRICAS S.A.

PUBLICLY TRADED LIMITED LIABILITY STOCK CORPORATION

SECURITIES REGISTRY RECORD No. 1,138

by

ENERSIS AMÉRICAS S.A.

Publicly traded limited liability stock corporation, incorporated and validly existing under the laws of the

Republic of Chile, registered in the Securities Registry of the SVS, as No. 175, whose ultimate controlling shareholder is Enel S.p.A., a company that is incorporated and validly existing under the laws of the Republic of Italy.

ENERSIS AMÉRICAS S.A. offers to acquire all outstanding shares issued by ENDESA AMÉRICAS S.A., other than shares held by Enersis Américas S.A., equal to 40.02% of its shares issued (forty point zero two percent) (in this document the shares issued by Endesa Américas S.A. will be referred to as “Shares” and each individual one as “Share”), which corresponds to the amount of 3,282,265,786 Shares, at a price of $300 (three hundred Chilean pesos) per Share, payable in Chilean pesos, the Chilean national currency.

Together with this offer, ENERSIS AMÉRICAS S.A. will make an offer to acquire, at the same price and under substantially the same conditions described herein, in the United State of America (“United States” or “U.S.”), (i) up to 100% (one hundred percent) of the shares that are held by shareholders who are residents of the United States, defined in conformance with the regulations contained in Rule 14d-1(d) of the U.S. Securities Exchange Act of 1934 (as amended, the “Exchange Act”); and (ii) up to 100% (one hundred percent) of the shares represented by American Depositary Shares (referred to as “ADS” or “ADSs”), which each represents 30 (thirty) shares, from all of the ADSs shareholders, wherever they may reside (the “U.S. Offer”).

After reading this prospectus, if you have any doubts or need more information about the terms and conditions of the offer, we recommend that you contact BTG Pactual Chile S.A. Corredores de Bolsa, by telephone at (56 2) 25875450, or at their office located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago.

BTG Pactual Chile S.A. Corredores de Bolsa

Financial Advisor and

Dealer Manager of the Offer

Santiago, September 13, 2016

(Restated to include amendments as of September 30, 2016, to comply with the official letter (Oficio Ordinario) No. 23,992 dated September 27, 2016, of the Chilean Superintendence of Securities and Insurance)

This prospectus has been prepared by BTG PACTUAL CHILE S.A. CORREDORES DE BOLSA and ENERSIS AMÉRICAS S.A., to provide general information about the offer, so that each shareholder can individually and independently evaluate whether it is in the shareholder’s interest to participate. This document has been prepared using public information provided by ENDESA AMÉRICAS S.A. and general public information, which has not been independently verified by BTG PACTUAL CHILE S.A. CORREDORES DE BOLSA or by ENERSIS AMÉRICAS S.A., and, therefore, are not to be held responsible for it.

SUMMARY OF OFFER

ENERSIS AMÉRICAS S.A. (the “Offeror” or “Enersis Américas”), Tax ID No. 94.271.000-3, according to Article 202 of Law No. 18,045 of the Securities Market Law (the “Securities Market Law”) and established under General Norm No. 104 of Chile’s Superintendence of Securities and Insurance (the “SVS”), published in nationally circulated newspapers, El Mercurio of Santiago and La Tercera, on September 13, 2016, the Notice of Commencement (the “Notice of Commencement”) of a public offer for the acquisition of 3,282,265,786 Shares issued by the publicly traded limited liability stock corporation ENDESA AMÉRICAS S.A. (“Endesa Américas” or the “Company”), Tax ID No. 76.536.351-9, registered in the Securities Registry of the SVS as No. 1,138.

It is the intention of the Offeror to acquire all outstanding Shares issued by Endesa Américas, other than Shares held by Enersis Américas S.A., equal to 40.02% of the Shares issued by Endesa Américas (the “Offer” and, together with the U.S. Offer, the “Offers”), that at the date of publication of Notice of Commencement is equal to 3,282,265,786 common shares, all of the same series, with no par value, fully subscribed and paid, at a price of $300 (three hundred Chilean pesos) per Share, payable in Chilean pesos, the Chilean national currency, in compliance with what is stated in Section “Price and Payment Conditions – Payment Method” of this prospectus (the “Price”).

As of April 29, 2016, the Offeror estimates that the total number of Shares (including those represented by ADSs) belonging to the shareholders who are residents of the United States to be more than 10% (ten percent) but less than 40% (forty percent) of total Shares. Therefore, according to Rule 14d-1(d) of the Exchange Act, the Offeror will include shareholders who are residents of U.S. in the transaction through a tender offer to be carried out according to the laws applying to Tier II Offers, in compliance with the Exchange Act. Likewise, and considering that the ADSs representing Shares are registered under the Securities Act and are traded on the New York Stock Exchange (NYSE), through the U.S. Offer, the Offeror will carry out the public offer for the acquisition of ADSs, wherever they may reside.

This Offer is subject to cancellation, for the causes indicated in the Section “Causes for Cancellation of the Offer” of this prospectus, and among others, the condition that the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) to be held on September 28, 2016, do not approve the statutory merger of Endesa Américas and Chilectra Américas in Enersis Américas. In this case, Enersis Américas, the absorbing entity, will absorb each one of the subsidiary companies Endesa Américas and Chilectra Américas, which will be dissolved without the need to liquidate, transferring all their rights and obligations (the “Merger”), or in the case that the merger is approved, after the expiration of the legal period given in order to exercise the withdrawal right in each one of the companies Enersis Américas, Endesa Américas and Chilectra Américas in response to the agreement to carry out the Merger: (i) the withdrawal rights that Enersis Américas shareholders exercise exceed 10%, of the shares issued with voting right for said company, or in the case that said percentage is not exceeded, that the percentage of withdrawal right exercised in Enersis Américas has as a consequence that a shareholder surpass the maximum limit of shareholder concentration of 65% in Enersis Américas at the expiration date of the period provided for the exercise of withdrawal rights by dissenting shareholders, considering for such purpose, the number of shares in which the new capital of Enersis Américas will be divided is approved in the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas that will vote on the Merger; or (ii) the withdrawal rights that Endesa Américas shareholders exercise exceed 10% of the shares issued with voting rights for said company; or (iii) the withdrawal rights that Chilectra Américas shareholders exercise exceed 0.91% of the shares issued with voting rights for said company.

This document is the prospectus (the “Prospectus”) required by Article 203 of the Securities Market Law, and contains the terms and conditions of the Offer, and establishes the procedures and mechanisms by which the shareholders of Endesa Américas may accept and sell their Shares to the Offeror.

The Offer has a term of duration that begins on September 14, 2016 and ends on October 13, 2016. Notwithstanding the foregoing, it is expressly stated at this time that the Offeror will extend the mentioned period by 15 calendar days, in compliance with the law, so that the Offer has a term of duration of 45 calendar days which will ultimately expire on October 28, 2016 (the “Expiration Date”). Both the first and last day of the term will begin and end, respectively, at the opening and closing of the stock market in which the shares of the Offeror are registered, so that, in compliance with Resolution No.134 of 1982 by the SVS, the opening will be at 9:00 a.m. and the closing will be at 5:30 p.m. on these days. The Offeror, upon extending the term of duration of the Offer, will communicate such to the interested parties by means of a notice that will be published, at the latest, on the day of the expiration of the original term mentioned, in the newspapers El Mercurio of Santiago and La Tercera. Each time the Prospectus refers to the period or to the duration of the Offer or to the Expiration Date, it shall be understood that said reference includes the period of extension, in compliance with that provided in the Securities Market Law and that indicated in this Prospectus.

Given that the Offer includes the total number of the Shares of Endesa Américas that are not currently held by Enersis Américas, no prorating mechanisms are considered in the assignment of the Shares of the Company that are for sale.

The Offer will take place outside the stock market, by means of the use of a computer system developed, maintained, and operated by the Santiago Stock Exchange, by means of the procedure described in Section “Characteristics of the Offer - System of Materialization” of this Prospectus. This process will be carried out by BTG Pactual Chile S.A. Corredores de Bolsa (the “Dealer Manager”).

The Offeror will communicate the result of the Offer by means of notices that will be published in the newspapers El Mercurio of Santiago and La Tercera the third calendar day after the Expiration Date, in compliance with Article 212 of the Securities Market Law and the instructions from the SVS (the “Notice of Results”). Therefore, the Notice of Results shall be published on October 31, 2016. The Notice of Results will contain the total number of Shares for sale and acquired by the Offeror and the percentage of control that is reached as a result of the Offers.

The date of payment of the Shares will be November 3, 2016, this being the second business day after the publication of the Notice of Results.

This concludes the summary of the Offer, however it does not contain all the information necessary to make a decision on whether or not to sell. The rest of the information contained in this Prospectus should be read in addition to this summary.

If after reading this Prospectus, you have any doubts or need more information, you may call the Dealer Manager or go to its office, whose contact information is set forth below in this Prospectus.

INFORMATION ABOUT THE OFFEROR AND ITS CONTROLLING SHAREHOLDER

Information about the Offeror

ENERSIS AMÉRICAS S.A., Tax ID No. 94.271.000-3, is a publicly traded limited liability stock corporation incorporated and validly existing in compliance with the laws of the Republic of Chile, registered in the Securities Registry of the SVS as No. 175.

Enersis Américas was originally incorporated as Enersis S.A. by public deed issued in the Santiago Notary Office of Mr. Patricio Zaldívar Mackenna on June 19, 1981, whose abstract was recorded on Sheet 13,099 number 7,269 of the Santiago Commerce Registry corresponding to the year 1981 and published in the Diario Oficial on July 27, 1981.

Its legal address is Avenida Santa Rosa N° 76, Floor 16, Santiago, City of Santiago, Metropolitan Region, Chile.

The corporate purpose of Enersis Américas, in accordance with its by-laws, is to carry out, within Chile or abroad, the exploration, development, operation, generation, distribution, transmission, transformation and/or sale of energy in any of its forms or nature, directly or by way of other companies, as well as, activities in telecommunications and providing engineering consulting services, within Chile and abroad. It also has the objective to invest and manage its investment in subsidiary and associated companies, that are generators, transmission companies, distributors or sellers of electric power or whose activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) supply of public utilities or whose main material is energy, (iii) telecommunications and information technology, and (iv) brokering through the Internet.

Management of Enersis Américas is entrusted to the company’s board of directors, which is comprised of seven directors, all chosen at the same shareholders meeting, in a one-time-only vote.

Currently, the Offeror’s board of directors is comprised of the following members:

Name	ID No.	Position	Address
FRANCISCO DE BORJA ACHA BESGA	Foreigner’s Identification Document No. 05263174-S (Spain)	Director and Chairman	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

JOSE ANTONIO VARGAS LLERAS	Foreigner’s Identification Document No. 79.312.642 (Colombia)	Director and Vice Chairman	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

HERNAN GUILLERMO SOMERVILLE SENN	4.132.185-7	Director	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

DOMINGO CRUZAT AMUNÁTEGUI	6.989.304-K	Director	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

LIVIO GALLO	Foreigner’s Identification Document No. AU2580379 (Italy)	Director	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

ENRICO VIALE	Foreigner’s Identification Document No. AV0246369 (Italy)	Director	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

PATRICIO GOMEZ SABAINI	Foreigner’s Identification Document No. 16941675N (Argentina)	Director	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

The Company’s chief executive officer is Mr. Luca D’Agnese, Foreigner’s Identification Document No. 24.910.349-7, whose office is located at Avenida Santa Rosa N° 76, Floor 16, Santiago, in the city of Santiago.

Its other main executives are:

Name	ID No.	Position	Address
FRANCISCO JAVIER GALÁN ALLUÉ	Foreigner’s ID Card 24.852.381-6	Administration, Finance and Control Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

DOMINGO VALDÉS PRIETO	6.973.465-0	General Counsel and Secretary of the Board of Directors	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

MARCO FADDA	Foreigner’s ID Card 24.271.056-8	Planning and Control Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

PAOLA VISINTINI VACCAREZZA	10.664.744-5	Human Resources and Organization Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

ANTONIO BARREDA TOLEDO	7.625.745-0	Procurement Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

JOSE MIRANDA MONTECINOS	15.307.846-7	Communication Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

FRANCESCO GIORGIANNI	Foreigner’s ID Card 24.852.388-3	Institutional Relations Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

ALAIN ROSOLINO	24.166.243-8	Auditing Manager	Avenida Santa Rosa N° 76, Floor 16, Santiago, city of Santiago

Enersis Américas is a publicly traded limited liability stock corporation subject to the regulation of the SVS.

Enersis Américas has ownership in the following companies: (a) Endesa Américas, in which it is owner of 59.98% of its share capital; and (b) Chilectra Américas, in which it is owner of 99.09% of its share capital.

Entities related to Enersis Américas: (a) its controlling shareholders Enel Iberoamérica S.R.L. and Enel Latinoamérica S.A.; (b) its ultimate controlling shareholder Enel S.p.A. (“Enel”); (c) its subsidiaries Endesa Américas and Chilectra Américas; and (d) its directly or indirectly held subsidiaries and associated companies, , Chilectra Inversud S.A., Centrais Eletricas Cachoeira Dourada S.A., Generandes Perú S.A., Edegel S.A.A., Chinango S.A.C., Endesa Argentina S.A., Endesa Costanera S.A., Hidroinvest S.A., Hidroeléctrica El Chocón S.A., Southern Cone Power Argentina S.A., Emgesa S.A. E.S.P., Emgesa Panamá S.A., Sociedad Portuaria Central Cartagena S.A., Empresa Distribuidora Sur S.A. (“Edesur”), Inversiones Distrilima S.A., Empresa de Distribución Eléctrica de Lima Norte S.A.A. (“Edelnor”), Enel Brasil S.A., Ampla Energía e Servicos S.A. (“Ampla”), Codensa S.A. E.S.P. (“Codensa”), Inversora Codensa S.A.S., Companhia Energetica Do Ceara (“Coelce”), Compañía de Interconexión Energética S.A. (“CIEN”), EN-Brasil Comercio e Serivcos S.A., Eólica Fazenda Nova o Generacao e Comercializacao de Energia S.A., Compañía de Transmisión del Mercosur S.A., Transportadora de Energía S.A. (“CEMSA”), Central Geradora Termelectrica Fortaleza S.A. (“CGTF”), Generalima S.A.C., Compañía Energética Veracruz S.A.C., Eléctrica Cabo Blanco S.A., Empresa Eléctrica de Piura S.A., Inversora Dock Sud S.A., and Central Dock Sud S.A.

Information about the Controlling Shareholder of the Offeror

The direct controlling shareholders of Enersis Américas are (i) Enel Iberoamérica S.R.L., owner of 20.30% of the share capital of the Offeror, and (ii) Enel Latinoamérica S.A., owner of 40.32% of the share capital of the Offeror.

The ultimate controlling shareholder of the Offeror is Enel.

The above is summarized in the following chart:

Enel is a company incorporated and validly existing under the laws of the Republic of Italy, incorporated in 1962. Its legal address is Viale Regina Margherita 137 – 00198 Rome. Shareholder ownership of Enel is comprised in the following manner:

Shareholder	% of share capital	% of shares with voting rights
Italian Ministry of Economy and Finance	23.6%	23.6%
Institutional Investors	52.1%	52.1%
Retail Investors	24.3%	24.3%

Enel’s main business activity is the production, distribution and sale of electric power and gas, in Italy and international markets.

Enel is the ultimate controlling shareholder of the following companies regulated by the SVS:

•	Enersis Américas S.A.

•	Enersis Chile S.A.

•	Endesa Américas S.A.

•	Endesa Chile S.A.

•	Chilectra Américas S.A.

•	Chilectra Chile S.A.

•	E.E. Pehuenche S.A.

ECONOMIC AND FINANCIAL BACKGROUND OF THE OFFEROR

Business and Activities of Enersis Américas

The business and activities of Enersis Américas fall within the fields of exploration, development, operation, generation, distribution, transmission, transformation and/or sale of energy in any of its forms or nature.

Power Generation

In this segment, Enersis Américas has subsidiaries that operate in Argentina, Brazil, Colombia and Peru.

In Argentina, Enersis Américas participates in electricity generation through the subsidiaries Endesa Costanera S.A. and Hidroeléctrica El Chocón S.A., and since March 2013, through the subsidiary Central Dock Sud S.A.

Together the three generators have 4,419 MW of installed capacity. Power generation of said companies reached 6,748 GWh as of June 30, 2016, which corresponds to approximately 10% of the total generation of Argentina. Energy sales of 6,931 GWh represented approximately 10% of total country’s sales.

In Brazil, Enersis Américas participates in power generation through Enel Brasil S.A. and its subsidiaries Centrais Eletricas Cachoeira Dourada S.A. and Central Geradora Termelectrica Fortaleza S.A. These two power plants, one being hydroelectric and the other thermal, together have a total capacity of 974 MW. Electric power generation reached 1,856 GWh, approximately 1% of the total generated in Brazil as of June 30, 2016. Hydroelectric production accounted for 47% of the total generated in Brazil. Physical sales were 4,263 GWh, approximately 2% of the total sold in the Brazilian system.

In Colombia, Enersis Américas participate through its subsidiary Emgesa S.A. E.S.P. This company has an installed capacity of 3,407 MW. Electric power generation of Enersis Américas in Colombia reached approximately 23% of the total generated of the country as of June 30, 2016, with 7,175 GWh. Physical sales of 8,700 GWh represented approximately 20% of the system’s total sales.

Finally, in Peru, Enersis Américas participates through its subsidiaries Edegel S.A.A. and Empresa Eléctrica de Piura S.A. Through these two subsidiaries, it has an installed capacity of 1,940 MW. Power generation reached approximately 18% of the total generated in the system with 4,301 GWh, and energy sales of 4,891 GWh represented approximately 23% of the country’ s total as of June 30, 2016.

In total, the installed capacity of Enersis Américas as of June 30, 2016 reached 11 GWh and consolidated electric power production reached 20 TWh. Energy sales were 25 TWh.

Power Transmission

For Enersis Américas, the business of electric energy transmission is done mainly through the interconnected line between Argentina and Brazil, CIEN, subsidiary of Enel Brasil S.A., which has a transport capacity of 2,000 MW.

Power Distribution

The business of distribution has been carried out through Edesur in Argentina, Ampla and Coelce (owned by Enel Brasil) in Brazil, Codensa in Colombia and Edelnor in Peru. During the first half of 2016, the main subsidiary distribution companies and those related to the subsidiaries of Enersis Américas sold 32 TWh.

Currently, Edesur, Ampla, Coelce, Codensa and Edelnor serve the main cities of Latin America, providing electricity service to over 14 million customers. These companies are facing an increasing power demand, requiring them to constantly invest in adding capacity and facility maintenance.

In Argentina, Enersis Américas participates in the distribution of electric power through its subsidiary Edesur, which distributes and commercializes electric power in the southern part of the Greater Buenos Aires, an area of 3,309 km2 (1,173 mi2).

The market share of the subsidiary of Enersis Américas in Argentina as of June 2016, in terms of physical sales, reached 9,551 GWh, which is approximately 15% of the country’s total, and delivered electricity to 2,489,199 customers, 88% of which are residential customers. The power losses reached 13.1% during the first half of 2016.

In Brazil, Enersis participates in distribution through Enel Brasil and its subsidiaries Ampla and Coelce.

Ampla is a power distribution company with presence in 73% of the territory of the State of Río de Janeiro, corresponding to an area of 32,615 km2 (12,593 mi2). The population is approximately 8 million inhabitants, distributed throughout 66 municipalities including: Niteroi, São Gonçalo, Petrópolis, Campos and Cabo Frío.

During the first half of 2016, Ampla supplied electric power service to 3,011,465 customers, of which 90% are residential. Power sales as of June 30, 2016, reached a total of 5,876 GWh and power losses were 19.9% during this period.

Coelce, the electric power distribution company of the State of Ceará, in northeast Brazil, has a concession area of 148,825 km2 (57,461 mi2). The company provides service to a population of over 9 million inhabitants. Power sales as of June 30, 2016, were 5,698 GWh. The number of customers increased to 3,821,629, of which 74% were residential. Power losses reached 13.0% during the first half of 2016.

In Colombia, Enersis Américas participates in electric power distribution through its subsidiary Codensa, company that distributes and commercializes electric power in Bogota and 103 municipalities of the departments of Cundinamarca, Boyacá and Tolima, in an area of 14,456 km2 (5,581 mi2).

During the first half of 2016, Codensa provided electric power service to 2,909,069 customers, 89% of which are residential.

Power sales reached 6,744 GWh, including tolls and transfers to grid operators. Power losses were 7,1% as of June 30, 2016.

In Peru, Enersis participates in electric power distribution through its subsidiary Edelnor, a concessionary company of the public energy service in the north sector of the Lima Metropolitan Area, in the constitutional province of Callao and in the provinces of Huaura, Huaral, Barranca and Oyón. The concession area has a total of 1,517 km2 (586 mi2). It services 52 districts exclusively and shares five additional districts with the distribution company of the southern sector of Lima. It distributes energy to 1,351,759 customers and included over half of the population of metropolitan Lima.

Physical sales of energy reached 3,932 GWh and Edelnor’s power losses were 7.9% during the first half 2016.

Financial Information

The following is a summary of the consolidated financial information of Enersis Américas, as of December 31, 2014 and as of December 31, 2015. This information is prepared based on the balance sheet and consolidated statement of comprehensive income for each period. In addition, the following is a summary of the consolidated financial information of Enersis Américas, as of June 30, 2016, according to its audited financial statements as of such date:

Summarized Financial Information	As of 12/31/2014 In millions of Ch$	As of 12/31/2015 In millions of Ch$	As of 6/30/2016 In millions of Ch$
Assets
Cash and Cash Equivalents	1,704,745	1,185,163	1,113,570
Other Current Assets	2,226,754	6,728,399	1,729,706
Property, Plant and Equipment	8,234,216	5,003,567	5,024,807
Other Noncurrent Assets	3,755,607	2,532,025	2,850,375

Total Assets	15,921,322	15,449,154	10,718,458

Liabilities
Current Financial liabilities	421,805	687,874	819,421
Other Current Liabilities	2,773,017	3,817,507	1,644,343
Noncurrent Financial Liabilities	3,289,098	1,847,297	1,964,388
Other Noncurrent Liabilities	1,158,183	906,668	983,309
Assets attributable to the Controlling Shareholder	6,201,976	6,026,149	3,746,642
Non-Controlling Interests	2,077,243	2,163,659	1,560,355

Total Assets	8,279,219	8,189,808	5,306,997

Total Liabilities and Assets	15,921,322	15,449,154	10,718,458

Income Statement
Total Income	5,206,369	5,301,440	2,565,327

Raw Materials and Consumables Used	(2,631,669)	(2,777,202)	(1,253,798)
Contribution Margin	2,574,700	2,524,238	1,311,529
Gross Operating Profit	1,777,073	1,615,112	872,273
Operating Income	1,388,000	1,254,758	690,497
Financial Income	251,122	294,770	94,269
Financial Expenses	(432,314)	(385,455)	(273,723)
Exchange Rate Differences and Adjustments	(32,124)	118,972	774
Financial Result	(213,316)	28,287	(178,680)
Pre-Tax Income	1,178,121	1,279,812	513,649
Income Tax Expense	(430,592)	(523,663)	(161,250)
Results from Discontinued Operations	281,941	388,320	115,130
Net Utility (Loss)	1,029,470	1,144,469	467,529
Profit attributable to the owners of the controlling shareholder	610,158	661,587	268,568
Profit attributable to non-controlling shareholders	419,312	482,882	198,961

Based on the balance sheet and consolidated statement of comprehensive income from the periods ending on December 31, 2014 and December 31, 2015, and June 30, 2016, the indicators of liquidity, indebtedness and profitability of Enersis Américas, prepared in compliance with the General Norm No. 100 of the SVS, are the following:

Indicators	Unit	As of December 31, 2014	As of December 31, 2015	As of June 30, 2016
Liquidity Ratios
Current Ratio[1]	Times	1.23	1.06	1.15
Acid Ratio[2]	Times	1.18	1.03	1.12
Debt Ratios
Debt Ratio[3]	Times	0.92	0.89	1.02
Short Term Debt to Total Liability[4]	%	41.8%	44.6%	45.5%
Long Term Debt to Total Liabilities[5]	%	58.2%	55.4%	54.5%
Financial Expense Coverage[6]	Times	3.83	6.80	3.2
Profitability
Return on Equity[7],9%		9.9%	10.8%	13.0%
Return on Assets[8],[9]	%	6.6%	7.3%	8.9%

Credit Ratings

Enersis Américas has the following international credit ratings as of July 2016:

Company	Standard & Poor’s	Moody’s	Fitch
Debt	BBB	Baa3	BBB

Enersis Américas has the following national credit ratings as of July 2016:

Company	Feller Rate	Fitch
Shares	First Class Level 2	First Class Level 1
Debt	AA-	AA-

Stock Exchange Listings

Shares of Enersis Américas are traded on: (i) the Santiago Stock Exchange, (ii) the Chilean Electronic Stock Exchange, (iii) the Valparaíso Stock Exchange; and (iv) the New York Stock Exchange (NYSE).

[1]	Corresponds to the ratio between (i) Current Assets and (ii) Current Liabilities
[2]	Corresponds to the ratio between (i) Net current assets of Inventories and anticipated expenses and (ii) Current Liabilities
[3]	Corresponds to the ratio between (i) Total Liabilities and (ii) Total Equity.
[4]	Corresponds to the proportion of the Current Liability in relation to Total Liabilities
[5]	Corresponds to the proportion of the Non-current Liability in relation to the Total Liabilities
[6]	Corresponds to the ratio between (i) the Operating Income and (ii) Net financial result of financial income
[7]	Corresponds to the ratio between (i) profit attributable to owners of the controlling shareholder and (ii) the average between the assets attributable to the owners of the controlling shareholder at the beginning of the period and at the end of the period
[8]	Corresponds to the ratio between (i) the period result and (ii) the average of total assets at the beginning of the period and at the end of the period.
[9]	Values correspond to the last 12 months.

PRIOR RELATIONSHIPS BETWEEN THE OFFEROR AND ENDESA AMÉRICAS

Property

To date, the Offeror is owner of 4,919,488,794 shares of Endesa Américas representing 59.98% of its share capital and is its direct controlling shareholder.

Manner and period of time in which the Offeror acquired the shares

The shares owned by Enersis Américas at the time of the Offer were acquired in the following manner:

Endesa Américas was incorporated as a publicly traded limited liability stock corporation resulting from the approval of the spin-off of Empresa Nacional de Electricidad S.A. (“Endesa Chile”), at the extraordinary shareholders’ meeting of Endesa Chile held on December 18, 2015. In compliance with the spin-off agreement, it was established that the shareholders of Endesa Chile, one of which being the Offeror, would be incorporated as shareholders of Endesa Américas, giving them the same equity interest, with the same number of shares that they had in Endesa Chile (the exchange ratio was 1 to 1). The Offeror was owner of 4,919,488,794 shares of Endesa Chile, and therefore was assigned 4,919,488,794 Shares of Endesa Américas, the new company.

Significant Relationships

This Offer is carried out in compliance with the reorganization proposal (the “Reorganization”) of Enersis Américas (previously known as Enersis S.A.), Endesa Américas and Chilectra Américas, all ultimately controlled by Enel, whose objective is to separate the Chilean and foreign businesses of power generation and distribution into different companies. The Reorganization consists of (i) the spin-offs by Enersis S.A. and its subsidiaries Endesa Chile and Chilectra S.A. resulting in the new companies of Enersis Chile S.A., Endesa Américas and Chilectra Américas, respectively (the “Spin-Offs”), so that they are now separate, one side being the business of generation and distribution in Chile and, the other side, being the activities performed outside of Chile; and (ii) the subsequent Merger of the companies that are owners of equity capital in business outside of Chile and this Offer.

The intent to begin the process of Reorganization was announced to the market and to the SVS on behalf of the participating companies by means of a significant event memo on April 22, 2015. The following terms and conditions of the process of Reorganization are included in the information that has been made available to the shareholders of Enersis Américas, Endesa Chile and Chilectra, including the document titled “Corporation Reorganization Proposal Description” that was made available to the shareholders and the market on November 5, 2015. It explains the legal and mechanical aspects of the transaction regarding the terms and conditions of the Spin-Offs of Enersis S.A., Endesa Chile and Chilectra S.A., as well as those of the later statutory merger of Endesa Américas and Chilectra Américas into Enersis Américas.

Previous Contacts

The intent to begin the process of Reorganization was announced to the market and to the SVS on behalf of the participating companies by means of a significant event memo on April 22, 2015. Preliminary information relating to the Offer (including the Offer price), as well as the merger, was provided to the market, the shareholders of Enersis Américas and those of Endesa Chile, and to the SVS before the shareholders meetings held on December 18, 2015 to approve the Spin-Offs. At that time, Endesa Américas was not in existence.

As part of the process of Reorganization, the merger would be approved on behalf of the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas after the Spin-Offs took place. As a result, certain concerns were voiced on behalf of some minority shareholders of Enersis Américas and Endesa Chile related to the market price of the Shares of Endesa Américas, which could be more vulnerable to the fluctuations and uncertainties of the market due to, among other reasons, an expected lower liquidity as a consequence of the merger. Therefore, the normal mechanism of protection of the minority shareholders in a merger, that is, the exercise of withdrawal rights on behalf of the shareholders opposed to the merger agreement and the payment of said shares on behalf of the respective company, would not provide adequate protection to those minority shareholders who wish to vote against the merger and exercise their withdrawal rights. In response to such concerns and with the purpose of proposing a mechanism that would contribute to ensuring the minority shareholders of Endesa Américas opposing the merger, a minimum market price for their shares and to mitigate the risk of the Merger not taking place, by means of significant events memo on November 24, 2015, December 17, 2015, and August 31, 2016 (in which the Offer price was increased), Enersis Américas informed the market of its agreement to carry out this Offer, and it thus became part of the Reorganization.

As part of the first stage of the Reorganization, the shareholders of Enersis Américas, Endesa Chile and Chilectra S.A. approved the Spin-Offs in their respective extraordinary shareholders’ meeting meetings held on December 18, 2015. The Spin-Offs took place on March 1, 2016, and the beginning of the stock market transactions of shares of the new companies resulting from the Spin-Off on the respective stock markets started on April 21, 2016.

By means of the significant event memos of August 5, 2016 and August 31, 2016, Enersis Américas, Endesa Américas and Chilectra Américas informed the market that extraordinary shareholders’ meetings would be held for each of the companies on September 28, 2016 with the objective of bringing the Merger under consideration. In addition, it was announced that the Merger would be subject to the following binding conditions:

(A) (i) That the withdrawal rights that the shareholders of Enersis Américas may exercise due to the Merger does not exceed 10% of the shares issued with voting rights for said company; that aforementioned, likewise, to the extent that the exercising of the withdrawal right on behalf of the shareholders of Enersis Américas does not result in a shareholder exceeding the maximum share concentration limit of 65% in Enersis Américas at the expiration date of the term to exercise the withdrawal rights on behalf of dissident shareholders, considering for such purposes, the number of shares in which the new capital of Enersis Américas will be divided is approved in the extraordinary shareholders’ meeting meetings that will vote on the Merger;

(ii) That the withdrawal rights that the shareholders of Endesa Américas may exercise due to the Merger does not exceed the 10% of the shares issued with voting rights by said company; and

(iii) That the withdrawal rights that the shareholders of Chilectra Américas may exercise due to the Merger does not exceed the 0.91% of the said company’s shares issued with voting rights.

(B) That, in the event that one or more of the scenarios described in numbers (i), (ii) or (iii) of the preceding paragraph (A) occurs within sixty days following the date of the respective shareholder meetings that would vote in favor of the Merger, the shareholder meetings of each one of the companies to be merged have agreed in a later session that the effects directly derived from the occurrence of any of said scenarios are not applicable and agreed therefore that the Merger would take effect.

On August 31, 2016 and September 1, 2016, it was announced by means of the respective significant event memos that the board of directors of Enersis Américas by the majority of its members, determined that the final price to be paid in the Offer for each Share of Endesa Américas was $300 (three hundred Chilean pesos); and that it was made known that it would be very difficult to increase the Offer price after having obtained effectiveness of the Registration Statement on Form F-4 (information statement/prospectus), on behalf of the U.S. Securities and Exchange Commission of the United States, the aforementioned complying with the applicable SEC regulations, the board of directors did not have the intention of making changes to the price of the Offer at the extraordinary shareholders’ meeting of Enersis Américas that will vote on the Merger, to be held on September 28, 2016, and that this price would be fixed at $300 (three hundred Chilean pesos) going forward.

OBJECTIVE OF THE OFFER AND BUSINESS PLAN

General Objective of the Offer

The Offer was created with the aim of acquiring all outstanding Shares of Endesa Américas other than Shares held by Enersis Américas, amounting to 40.02% of the Shares of Endesa Américas. In addition, through of the U.S. Offer, the Offeror seeks to acquire all outstanding ADSs representing Shares. The foregoing was done in compliance with the resolutions adopted by the board of directors of the Offeror on November 24, 2015, and complemented by the resolutions adopted on December 17, 2015, with the main purpose of proposing a mechanism that would contribute to ensuring the minority shareholders of Endesa Américas a minimum market price for their shares and to mitigate the risk of the Merger not taking place. These proposals were presented to the shareholders of Enersis Américas, Endesa Chile and Chilectra S.A. in the extraordinary shareholders’ meetings of these companies held on December 18, 2015. Later, in the Offeror’s board of directors’ meetings held on August 31, 2016 and September 12, 2016, the remaining terms and conditions of the Offer found in this Prospectus were defined and established.

Business Plan

Given the fact that the Offeror is already controlling shareholder of the Company, this Prospectus will not include the business plan for the next 12 months projected by the Offeror for the Company and its subsidiaries. Nevertheless, once the Merger takes place, the increase of capital as a result of the Merger will be subscribed and paid as an expense to the incorporation of the assets of the companies absorbed, excluding for purposes of this subscription and payment, the share capital that Enersis Américas currently owns both in Endesa Américas as well as Chilectra Américas (here on referred to as “Current Shares”), those which will become null and void as a result of the Merger.

Likewise, in the event the Merger is approved by each one of the extraordinary shareholders’ meetings of Enersis Américas, Endesa Américas and Chilectra Américas, and once the Merger takes place, each one of the subsidiary companies Endesa Américas and Chilectra Américas will be dissolved without the need to liquidate, transferring all their rights and obligations to Enersis Américas. In order to comply with the provisions of article 213 of Law No. 18,045, the Offeror indicates that, as long as the Merger has not become effective, it is the Offeror’s intention to maintain Endesa Américas as a publicly traded limited liability stock corporation subject to the applicable rules and maintain its registration with the Securities Registry of the SVS indefinitely.

In either case, prior statements relative to future situations or actions are subject to events and risks not always known by the Offeror. Uncertainties and other factors may cause variations or modify the intentions of the Offeror. Therefore, the development of events may differ significantly from those contemplated at this time in the statements made regarding future facts or actions. As a result, the Offeror does not assume any responsibility for variations or modifications in time to that which is established in this document, as a result of new circumstances.

Shareholder Agreements

The Offeror states that, except for what is indicated in Section “Relationships between the Offeror and Endesa Américas – Previous Contacts” of this Prospectus, there are no agreements with other shareholders of Endesa Américas to participate with same interest in said company, nor an agreement to negotiate them in the future.

CHARACTERISTICS OF THE OFFER

Total Operation Amount

The total amount of the Offers is $984,679,735,800 (nine hundred and eighty four billion six hundred and seventy nine million seven hundred and thirty five thousand and eight hundred Chilean pesos) in the event that the acquisition of 3,282,265,786 (three billion two hundred and eighty two million two hundred and sixty five thousand seven hundred and eighty six) Shares of Endesa Américas (including those in the form of ADSs) takes place, this being 40.02% of the Shares currently subscribed and paid by Endesa Américas, at the price of $300 (three hundred Chilean pesos) per Share of Endesa Américas, payable in Chilean pesos.

Said price for each share of Endesa Américas was determined in the manner indicated in the Section “Price and Payment Conditions – Price” of this Prospectus.

Shares; Markets; Quantity; Prorating

The Offer is for up to 40.02% of the Shares issued by Endesa Américas, that as of the date of publication of the Notice of Commencement equals 3,282,265,786 (three billion two hundred and eighty two million two hundred and sixty five thousand seven hundred and eighty six) Shares subscribed and paid for.

The Offer does not include a prorating mechanism. It is not necessary for, nor is the Offer subject to the acquisition of a maximum number of Shares of Endesa Américas to be successful.

The Offer is carried out in Chile. At the same time, in conformance with the Exchange Act and considering that the ADSs representing Shares are registered with the U.S. Securities and Exchange Commission and are traded on the New York Stock Exchange, the Offeror will carry out the U.S. Offer. The U.S. Offer seeks to acquire (i) up to 100% (one hundred percent) of the Shares owned by shareholders resident in the U.S. and (ii) up to 100% (one hundred percent) of the ADSs, wherever their owners may reside. All this is done in accordance with the regulations applicable to “Tier II Offers” according to Rule 14d-1(d) of the Exchange Act.

Period of Duration

The Offer has a period of duration that begins on September 14, 2016 and expires on October 13, 2016. Nevertheless, it is expressly stated at this time that the Offeror will extend the mentioned period by 15 calendar days, in compliance with the law, so that the Offer will finally expire on October 28, 2016. Therefore, the Offer has a term of duration of 45 calendar days. Both the first and last days of the term of duration will begin and end, respectively, with the opening and closing of the stock market on which the shares of the Offer are registered, so that the opening will be at 9:00 a.m. and the closing at 5:30 pm (the “Stock Market Opening and Closing Times”). The Offeror, upon extending the term of duration of the Offer, will communicate such to the interested parties by means of a notice that will be published, at the latest, on the day of the expiration of the original term mentioned, in the El Mercurio of Santiago and La Tercera newspapers.

Date and Newspapers for Publishing the Notice of Result

The Offeror will communicate the result of the Offer by means of the Notice of Results that will be published the third calendar day after the Expiration Date of the Offer in the El Mercurio de Santiago and La Tercera newspapers Therefore, the Notice of Results shall be published on October 31, 2016. The Notice of Results will contain the total number of Shares for sale and acquired by the Offeror and the percentage of control that is reached as a result of the Offers.

To Whom the Offer is Directed

The Offer is directed at all shareholders of Endesa Américas that are owners of Shares fully subscribed and paid for of said company during the term of the Offer. Said shares must comply with that indicated in the Section “Procedure To Accept the Offer - Status of the Shares Offered” of this Prospectus.

System of Materialization

The Offer will take place outside the stock market, by means of the computer system developed, maintained, and operated by the Santiago Stock Exchange, available on its internet business terminal platforms from Monday to Friday, excluding holidays, until the expiration date of the Offer, during the hours between 9:00 a.m. and 5:30 p.m.

Persons who wish to sell their Shares to the Offeror based on the Offer must submit the acceptances within the term of duration of the Offer, in the manner indicated in Section “Procedure to Accept the Offer” of this Prospectus.

The acquisition of Shares on behalf of the Offeror will take place once the Offer is declared successful on the date of publication of the Notice of Results. In compliance with Article 212 of the Securities Market Law, the date of the acceptances and of the formalization of each transfer of shares will be that of the publication of the previously mentioned Notice of Results.

Once received and reviewed, the documentation indicated in Section “Procedure to Accept the Offer” of this Prospectus regarding the Shares of each shareholder, the Offeror or the Dealer Manager, when applicable, will proceed to request the registration of such Shares in the name of the Offeror in the Shareholder Register of Endesa Américas (the “Shareholder Register”) which is managed by the DCV Registros S.A., or “Central Securities Depositary” (“DCV”). The aforementioned will not affect the right to withdraw of each one of the shareholders included in the Section “Right to Withdraw” of this Prospectus.

PRICE AND PAYMENT CONDITIONS

Price

The price of the Offer is $300 (three hundred Chilean pesos) per Share of Endesa Américas, payable in Chilean pesos, the legal Chilean currency.

For reference purposes, it is stated that the price for each Share of Endesa Américas was determined in the following manner:

The Offer price of $300 (three hundred Chilean pesos) for each Share of Endesa Américas was determined based on the average price of shares of Endesa Chile during the three months previous to the date on which the extraordinary shareholders’ meetings were held that approved the Spin-Offs, and weighted with the relative contribution of the foreign companies that would be assigned to Endesa Américas in the Spin-Offs. Then, a premium of approximately 20% was applied to the average value. This was done in response to requests by minority shareholders of Endesa Chile, made by means of letters dated December 16, 2015 and delivered to Enersis Américas. In addition, the board of directors of Enersis Américas in regular session on August 31, 2016, in order to contribute to the success of the Reorganization, decided to increase the price of the Offer by 15 Chilean pesos (this being approximately an additional 5.3%) and fix once and for all the price of the Offer at $300 (three hundred Chilean pesos).

Control Premium

No control premium has been established for this Offer, considering for these effects the market price determined in accordance with Article 199 of Law No. 18,045, and that the date of acquisition of the Shares will be October 13, 2016. It is stated that, on this date, the market price of the shares of Endesa Américas calculated based on that indicated in the previously mentioned Article 199 of Law No. 18,045, is $305.03 (three hundred five point zero three Chilean pesos per share). After extending the term of duration of the Offer in compliance with that indicated in this document, the Offeror will communicate to the interested parties the determined current market price in accordance with Article 199 of Law No. 18,045, by means of a notice that will be published timely in the El Mercurio of Santiago and La Tercera newspapers.

Payment Method

The Offer price will be paid, in the event that it is successful, using the national legal currency (Chilean pesos), in the following manner:

(i)	To the shareholders who expressed their intention to participate in the Offer by way of sales order submitted to BTG Pactual Chile S.A. Corredores de Bolsa, by means of electronic transfer of funds to the account that each shareholder indicates upon presenting his acceptance of the Offer to the Dealer Manager of the Offer. In the event that a shareholder does not indicate a checking account at such moment, the payment will be made by means of a non-transferrable cashier’s check or check made payable to the name of the respective shareholder.

(ii)	To the shareholders that expressed their intention to participate in the Offer by way of sales orders submitted to stockbrokers other than BTG Pactual Chile S.A. Corredores de Bolsa, by means of electronic transfer to the bank accounts indicated by said stockbrokers.

The price will not be subject to change or accrue any interest.

The Offeror expressly declares that it will not pay fees to stockbrokers other than the Dealer Manager of the Offer in connection with sales orders received from shareholders.

Term and Place of Payment

The price for Shares acquired will be paid, only if the Offer is declared successful, on the second business day after the publication of the Notice of Results, November 3, 2016.

The corresponding price will be paid by means of electronic transfer made to the actual name of the shareholder or the stockbroker, when applicable, or also in the event that he has not indicated any account in the manner previously mentioned in this Prospectus, by means of a non-transferrable cashier’s check or nominative check made payable to the name of the respective shareholder or stockbroker, when applicable. Checks will remain available and may be retrieved at BTG Pactual Chile S.A. Corredores de Bolsa located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, from Monday to Thursday, 9:00 a.m. to 5:30 pm and Friday, 9:00a.m. to 4:00 pm, excluding holidays.

PROCEDURE TO ACCEPT THE OFFER

Status of the Shares Offered

The Shares that correspond the Offer acceptances must be registered in the name of the selling shareholder or his stockbroker in the Shareholder Register of Endesa Américas, fully subscribed and paid, free of obligation, limitations, embargos, lawsuits/litigations, precautionary measures, preceding or subsequent conditions, pre-emptive third party rights, rights in real property or personal rights in favor of third parties opposable to the Offeror and, in general, of any other circumstance that may impede or limit their free transfer or possession (“Liens”).

Place, Term and Formalities for the Acceptance of the Offer and Necessary Documents

Shareholders who wish to accept the Offer shall do so solely during its term of duration, through a written offer to sell the Shares, subject to the terms and conditions of the Offer, which must be directly delivered to BTG Pactual Chile S.A. Corredores de Bolsa, in their offices located on Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, or in the offices of another stockbroker, from Monday to Friday, between the Stock Market Opening and Closing Times.

At the same time a shareholder delivers his acceptance of the Offer, he shall subscribe a transfer of the entire amount of the Shares he wishes to sell, which must comply with all current laws, to BTG Pactual Chile S.A. Corredores de Bolsa, or to the stockbroker he uses, if applicable, and must be duly signed in conformity with applicable regulations, who will carry out the necessary processes of taking possession of the certificates of the Shares related to the acceptance and, in the case of the stockbrokers other than BTG Pactual Chile S.A. Corredores de Bolsa, deliver them to the latter in accordance with the terms of this Offer.

Likewise, said shareholders must submit to BTG Pactual Chile S.A. Corredores de Bolsa or to the corresponding stockbroker, the following documents:

(i)	The certificates of the original Shares representing Shares of Endesa Américas that they wish to sell and that are in their possession, or a certificate that should be issued by the Shareholder’s Office of Endesa Américas, that is managed by the DCV, located at Huérfanos 770, Floor 22, Santiago, confirming that the certificate(s) are in custody of the Shareholder Registration of Endesa Américas;

(ii)	A certificate that in effect should be issued by the Shareholder’s Office of Endesa Américas (managed by the DCV), no more than 10 (ten) days before the date of submission to BTG Pactual Chile S.A. Corredores de Bolsa or to corresponding stockbroker, confirming that there is no record in its registers that the Shares are subject to Liens, so that they can be registered in the name of BTG Pactual Chile S.A. Corredores de Bolsa or the corresponding stockbroker;

(iii)	Copy, of both sides, of the ID card of the natural person shareholder or his representative, if applicable, or the representative of the legal person shareholder, whose original copy must be shown at the time of subscribing the acceptance. In the case of said photocopy of the original, it must be certified by a notary public or verified by BTG Pactual Chile S.A. Corredores de Bolsa or of the corresponding stockbroker;

(iv)	Original or authorized copy of the current mandate with which the representatives or agents may act on behalf of the shareholders, which must contain the sufficient authorization of representation, provided by or authorized before a notary public; and

(v)	Authorized copy of all the legal background of the legal person shareholders and of the shareholders whose Shares are registered in the name of communities or estates, including all of their instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which should contain sufficient authorization of representation, with a certificate of validity containing a expiration date no sooner than 60 (sixty) days.

In addition, the shareholder who accepts must complete and sign the client information sheet, if BTG Pactual Chile S.A. Corredores de Bolsa or the corresponding stockbroker does not already have it, in compliance with the respective regulations of the SVS.

The documents required from the shareholders to accept the Offer will be sent to the Shareholder’s Office of Endesa Américas (managed by the DCV), so that they may proceed to register the Shares pertaining to the acceptances of the Offer under the name of BTG Pactual Chile S.A. Corredores de Bolsa.

If a transfer of Shares were rejected for any legal reason by Endesa Américas or for noncompliance with the terms and conditions of this Offer, and there is no proof submitted of the rejection being corrected within the term of duration of the Offer, the respective acceptance would be automatically cancelled, considering for all such purposes as it having never been created. In these cases, BTG Pactual Chile S.A. Corredores de Bolsa or the corresponding stockbroker should immediately return to the Shareholder the certificates and other information provided and the respective shareholders shall have not right to receive any type of indemnification, compensation, payment or reimbursement, nor will it imply or bring as a result any obligation or responsibility for the Offeror, its executives, agents, advisors or representatives.

Stockbrokers other than BTG Pactual Chile S.A. Corredores de Bolsa that participate in the Offer, will collect the Shares entrusted unto them and their own Shares and, as needed, will create one or more acceptances to BTG Pactual Chile S.A. Corredores de Bolsa, which should be delivered together with the rest of the documents mentioned in this Section. It will be the responsibility of each corresponding stockbroker to verify the existence and veracity of the documents referred to in this section, regarding their clients.

Pension fund administrators and mutual fund administrators, in regards to the funds they administrate, as well as the other institutional investors which are required to maintain their investments in their name until the sales of such, that decide to participate in the Offer, must follow the procedures and mechanisms required by the regulations applicable to their operations, having in all cases to deliver the acceptance of the Offer to the offices of BTG Pactual Chile S.A. Corredores de Bolsa, within the term of duration of this Offer, without necessarily needing to submit a transfer of shares nor the certificates mentioned previously in number (i). In every case, said documents must be submitted to BTG Pactual Chile S.A. Corredores de Bolsa together with the payment to the corresponding institutional investor of the price for his Shares sold in this process.

Return of Shares

In the case that the Offer is not successful, whether for having experienced a Cause for Cancellation, according to those defined later in this document, to which it is subject or having been ordered by the competent authority, the Shares whose sale had been accepted as part of the Offer, together with all the documents provided by the shareholders, including the transfers signed by said shareholders at the time of accepting the Offer, will be made immediately available to them or to the corresponding stockbrokers that have acted as their representative in the offices of BTG Pactual Chile S.A. Corredores de Bolsa mentioned in this Prospectus, without it generating any right to indemnification compensation, payment or refund for the shareholders that had accepted the Offer, and without implying any obligation or responsibility of the Offeror, its executives, agents, advisors or representatives.

CAUSES FOR CANCELLATION OF THE OFFER

IN COMPLIANCE WITH ARTICLE 210 OF THE SECURITIES MARKET LAW, THE OFFEROR SUBJECTS THE OFFER TO THE FOLLOWING CONDITIONS (THE “CAUSES FOR CANCELLATION”). IN THE EVENT THAT ANY ONE OF THESE IS VERIFIED, THE OFFEROR MAY ONLY REPORT THAT IT HAS DECIDED TO CANCEL AND REVOKE THE OFFER BY MEANS OF A SIGNIFICANT EVENT COMMUNICATION (HECHO ESENCIAL), NO LATER THAN DURING THE FIRST DAY SUBSEQUENT TO THAT OF THE EXPIRATION OF THE OFFER AS SOON AS IT HAS BEEN ABLE TO VERIFY THE OCCURRENCE OF SUCH CAUSE FOR CANCELLATION. LIKEWISE, THE OFFEROR SHALL PUBLISH A NOTICE REPORTING THE OCCURRENCE OF THE CORRESPONDING CAUSE FOR CANCELLATION IN THE EL MERCURIO OF SANTIAGO AND LA TERCERA NEWSPAPERS NO LATER THAN THE SUBSEQUENT DAY FOLLOWING THE DAY OF ISSUANCE OF THE ABOVEMENTIONED SIGNIFICANT EVENT COMMUNICATION (HECHO ESENCIAL). THE FOLLOWING CONSTITUTE CAUSES FOR CANCELLATION:

1)	THAT THE EXTRAORDINARY SHAREHOLDERS’ MEETINGS DE ENERSIS AMÉRICAS, ENDESA AMÉRICAS AND CHILECTRA AMÉRICAS TO BE HELD ON SEPTEMBER 28, 2016, DO NOT APPROVE THE MERGER, OR IN THE EVENT IT IS APPROVED, THAT AFTER THE EXPIRATION OF THE LEGAL TERM FOR THE EXERCISE OF THE WITHDRAWAL RIGHTS IN EACH ONE OF THE COMPANIES ENERSIS AMÉRICAS, ENDESA AMÉRICAS AND CHILECTRA AMÉRICAS DUE TO THE AGREEMENT TO CARRY OUT THE MERGER: (I) THE WITHDRAWAL RIGHTS THAT THE SHAREHOLDERS OF ENERSIS AMÉRICAS EXERCISE EXCEED 10% OF THE SHARES ISSUED WITH VOTING RIGHTS FOR SAID COMPANY, OR IN THE EVENT THAT SAID PERCENTAGE IS NOT EXCEEDED, THAT THE PERCENTAGE OF THE EXERCISED WITHDRAWAL RIGHTS IN ENERSIS AMÉRICAS RESULTS IN A SHAREHOLDER SURPASSING THE MAXIMUM SHARE CONCENTRATION LIMIT OF 65% IN ENERSIS AMÉRICAS ON THE EXPIRATION DATE OF THE TERM PROVIDED FOR EXERCISE OF WITHDRAWAL RIGHTS ON BEHALF OF THE DISSIDENT SHAREHOLDERS, CONSIDERING FOR SUCH PURPOSE, THE NUMBER OF SHARES IN WHICH THE NEW CAPITAL OF ENERSIS AMÉRICAS WILL BE DIVIDED IS APPROVED IN THE EXTRAORDINARY SHAREHOLDERS’ MEETINGS OF ENERSIS AMÉRICAS, ENDESA AMÉRICAS AND CHILECTRA AMÉRICAS THAT WILL VOTE ON THE MERGER; OR (II) THE WITHDRAWAL RIGHTS THAT THE SHAREHOLDERS OF ENDESA AMÉRICAS EXERCISE EXCEED 10% OF THE SHARES ISSUED WITH VOTING RIGHTS FOR SAID COMPANY; OR (III) THE WITHDRAWAL RIGHTS THAT THE SHAREHOLDERS OF CHILECTRA AMÉRICAS EXERCISE EXCEED 0.91% OF THE SHARES ISSUED WITH VOTING RIGHTS FOR SAID COMPANY.

2)	THAT THERE IS A CHANGE, AN EFFECT OR AN EVENT THAT OCCURS THAT, INDIVIDUALLY OR IN COMBINATION WITH ANOTHER, ADVERSELY AND SIGNIFICANTLY AFFECTS ENDESA AMÉRICAS AND ITS BUSINESSES, THE OPERATIONS RESULTS OF ENDESA AMÉRICAS OR THE FINANCIAL STATUS OF ENDESA AMÉRICAS, CONSIDERED IN ITS ENTIRETY, ON THE UNDERSTANDING THAT ANY CHANGE, EFFECT OR EVENT WOULD ADVERSELY AND SIGNIFICANTLY AFFECT THE FOREGOING IF IT IS FOR AN AMOUNT EQUAL OR GREATER THAN 100 MILLION DOLLARS OF THE UNITED STATES OF AMERICA, WITH THE EXCEPTION OF A CHANGE, EFFECT OR EVENT OCCURRENCE ORIGINATING IN OR ATTRIBUTABLE TO ANY OF THE FOLLOWING CAUSES, WHETHER INDIVIDUALLY OR IN COMBINATION WITH ANOTHER: (I) ANY CHANGE IN THE GENERAL ECONOMIC CONDITIONS OF CHILE, OR ITS FINANCIAL MARKET, UNLESS THE RESPECTIVE CHANGE, EFFECT OR EVENT OCCURRENCE DISPROPORTIONATELY AFFECTS ENDESA AMÉRICAS; (II) ANY CHANGE OR CONDITION THAT AFFECTS THE MARKET OF ELECTRIC POWER GENERATION, DISTRIBUTION, TRANSMISSION, TRANSFORMATION AND/OR SALES IN CHILE, UNLESS THE RESPECTIVE CHANGE OR CONDITION DISPROPORTIONALLY AFFECTS ENDESA AMÉRICAS; (III) ANY CHANGE IN THE APPLICABLE ACCOUNTING PRINCIPLES OR ANY ADOPTION, PROPOSAL, IMPLEMENTATION OR CHANGE IN THE LAWS OR OBLIGATORY REGULATIONS FOR ENDESA AMÉRICAS OR THE OFFICIAL INTERPRETATION OF THEM (INCLUDING THAT REGARDING TAXES); (IV) THE BEGINNING OR SUBSTANTIAL WORSENING OF WAR HOSTILITIES OR ANY ACT OF TERRORISM, CIVIL DISTURBANCES IN OR INVOLVING CHILE, UNLESS THE RESPECTIVE CHANGE, EFFECT OR EVENT OCCURRENCE DISPROPORTIONALLY AFFECTS ENDESA AMÉRICAS; (V) THE WORSENING OF GLOBAL OR NATIONAL CONDITIONS IN CHILE, IN TERM OF THE ECONOMY, BUSINESS, REGULATIONS, POLITICS, THE MARKET, OR THE DECLINE OF THE STOCK MARKET INDEX IN THE UNITED STATES OF AMERICA, CHILE, EUROPE, OR OTHER COUNTRIES, OR IN THE COMPANIES OF ENEL, OR ENDESA AMÉRICAS, OR IN THE FINANCIAL, CAPITAL, GLOBAL OR LOCAL MARKETS, OR THE WORSENING OF THE COST OF CREDIT OR ACCESS TO LOANS, IN GENERAL TERMS, OF THE OFFEROR, UNLESS THE CHANGE, EFFECT OR EVENT OCCURRENCE DISPROPORTIONALLY AFFECTS ENDESA AMÉRICAS; (VI) THE ELIMINATION OF THE EURO CURRENCY OR THE END OF THE USE OF THE EURO ON BEHALF OF THE COUNTRIES THAT CURRENTLY USE THE EURO AS THEIR OFFICIAL CURRENCY; (VII) ANY CHANGE RESULTING FROM OR THAT ARISES FROM HURRICANES, EARTHQUAKES, FLOODING, OTHER NATURAL DISASTERS OR FORCE MAJEURE, UNLESS THE CHANGE, EFFECT OR EVENT OCCURRENCE THAT DISPROPORTIONALLY AFFECTS ENDESA AMÉRICAS; OR (VIII) IF ENDESA AMÉRICAS IS NOT ABLE TO ACHIEVE THE INTERNAL, PUBLIC, ANTICIPATED OR ESTIMATED PERFORMANCE, INCOME OR PROFIT PROJECTIONS. FOR PURPOSES OF THIS CONDITION THE WORD “DISPROPORTIONATELY” REFERS TO IN THE PREVIOUS NUMBERS (I), (II), (IV), (V) AND (VII): (A) THAT THE PROFIT ON A MONTHLY BASIS, FOR THREE CONSECUTIVE CALENDAR MONTHS STARTING WITH THE MONTH IN WHICH THE RESPECTIVE EVENT OCCURRED, HAS BEEN NEGATIVELY AFFECTED IN AN AMOUNT THAT IS EQUIVALENT TO 100% OF THE AVERAGE MONTHLY PROFIT CALCULATED DURING THE 12-MONTH PERIOD PREVIOUS TO THE MONTH IN WHICH THE EVENT OCCURRED; (B) THAT THE NEGATIVE IMPACT ON THE MONTHLY PROFIT DURING THE THREE MONTH PERIOD OF TIME RECENTLY REFERRED TO IS DIRECTLY CAUSED AS A CONSEQUENCE OF THE OCCURRENCE OF ANY OF SUCH EVENTS; AND (C) THAT THE SAME EVENT HAS NEGATIVELY AFFECTED ENDESA AMÉRICAS IN A MAGNITUDE OF AT LEAST TWO TIMES MORE THAN THE TWO MAIN COMPETITOR COMPANIES OF ENDESA AMÉRICAS IN THE CHILEAN MARKET.

IT IS HERE EXPRESSLY STATED THAT ALL THE PREVIOUSLY MENTIONED CONDITIONS HAVE BEEN ESTABLISHED FOR THE SOLE BENEFIT OF THE OFFEROR, WHO MAY REJECT THEM AT ITS OWN DISCRETION NO LATER THAN DURING THE FIRST DAY SUBSEQUENT TO THAT OF THE EXPIRATION OF THE OFFER AS SOON AS IT HAS BEEN ABLE TO VERIFY THE OCCURRENCE OF SUCH CAUSE FOR CANCELLATION, REPORTING AND PUBLISHING SUCH CIRCUMSTANCE IN THE SAME MANNER INDICATED IN THE FIRST PARAGRAPH OF THIS SECTION.

WITHDRAWAL RIGHTS

Shareholders that accept the Offer may withdraw, both fully or partially, from their acceptance, until the Expiration Date of the Offer, by written communication delivered by the shareholder or corresponding stockbroker, to the offices of BTG Pactual Chile S.A. Corredores de Bolsa, up to the closing time of the stock market in which the shares are of the Offer are registered. Said closing time is 5:30 p.m.

Once delivered said written communication in time and acceptable manner to BTG Pactual Chile S.A. Corredores de Bolsa, the shares will be returned to the shareholder or corresponding stockbroker as corresponds, in addition to the acceptance letter and any documents that were submitted along with it, as well as the transfers of shares signed by the shareholder at the time the offer was accepted.

Likewise, in accordance with Article 212 of the Securities Market Law, shareholders that accepted the Offer may withdraw their acceptance, in the event that the Offeror does not publish the Notice of Results after the period of 3 (three) days referred to in the first section of said article. Withdrawal can only be executed until the time that said notice is published in compliance with the fourth section of such article. Finally, in the event that a shareholder withdraws his acceptance in the manner indicated in this section, the respective Shares will be returned as soon as he provides written notice of his withdrawal.

FINANCING OF THE OFFER AND GUARANTEE

Financing of the Offer

The Offer is financed with the Offeror’s own resources, as well as resources provided to the Offeror by means of available credit lines. Therefore, the validity of the Offer is not conditioned to the obtaining of any financing.

Guarantee

The Offer does not include the existence of any guarantee in the terms of Article 204 of the Securities Market Law.

DEALER MANAGER OF THE OFFER AND

INDEPENDENT ADVISORS OF THE OFFEROR

Dealer Manager of the Offer

The Offeror will operate, for purposes regarding the Offer, through BTG Pactual Chile S.A. Corredores de Bolsa, stockbrokers, Tax ID No. 84.177.300-4, located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, Attention: Mr. Jose Ignacio Zamorano Meyer.

For such purposes, the Dealer Manager of the Offer is granted the following powers: to act as the agent of the Offeror in the Offer and respond to inquiries made regarding the mechanisms and conditions of the Offer. In addition, BTG Pactual Chile S.A. Corredores de Bolsa is granted the following powers: to receive the acceptances and withdrawals provided by the shareholders, carry out transfers to the custody of Endesa Américas, reject the acceptances that do not comply with the requirements established in the Offer and, in general, all the activities that are necessary to carry out the operation.

Independent Advisors of the Offeror

The following people have advised the Offeror in the creation of the Offer:

(i)	BTG Pactual Chile S.A. Corredores de Bolsa, Stockbrokers, Tax ID No. 84.177.300-4, located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, Attention: Mr. Jose Ignacio Zamorano Meyer, Telephone (56 2) 2587 5450.

(ii)	Cariola, Diez, Pérez-Cotapos y Compañía Limitada, Law Firm, Tax ID No. 79.589.710-0, located at Avenida Andrés Bello N° 2711, Floor 19, Las Condes, Santiago, Attention: Mr. Francisco Javier Illanes Munizaga, Telephone (56 2) 2 360 4000.

RISK FACTORS AND MARKET INFORMATION

Risk Factors

It is the opinion of the Offeror and its advisors, given the method of payment of the price in money, there are not risks associated with this Offer.

Impact of the Offer on Shares

Once complete the acquisition of the Shares by the Offeror, no foreseeable impact is expected in terms of the price and liquidity of the Shares.

After the closing of the Offers, and once the Merger has taken place, in such case, each of the subsidiary companies Endesa Américas and Chilectra Américas will be dissolved without the need to liquidate, transferring all their rights and obligations to Enersis Américas.

The board of directors of Enersis Américas will order the assignment of the new shares resulting from the Merger and the updating of the shareholder’s register at midnight the day before the date that the Merger takes place, considering for these purposes the shareholders that are listed in the shareholder registers of Endesa Américas and Chilectra Américas on said date, and the transfers of shares duly executed that would have been presented to Endesa Américas and Chilectra Américas previously and that still have not been processed and noted in the corresponding shareholder register.

Current Shares will be excluded from this Assignment.

Share Market Price

The Shares of Endesa Américas are traded on the Santiago Stock Exchange, Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange. The following is market information regarding prices and volumes traded (in currency of each date) of the Shares of Endesa Américas during the period of April 1, 2016 to August 31, 2016:

Santiago Stock Exchange

DATE (MONTH-YEAR)	TRADING VOLUME (# shares)	AMOUNT TRADED ($CLP)	CLOSING PRICE ($CLP)
April - 2016	84,501,090	24,326,838,405	309.66
May - 2016	128,775,505	38,599,667,893	289.53
June - 2016	98,303,858	28,876,553,124	304.85
July - 2016	48,418,971	14,955,487,141	305.59
August - 2016	67,871,763	21,087,204,430	304.07

Chilean Electronic Stock Exchange

DATE (MONTH-YEAR)	TRADING VOLUME (# shares)	AMOUNT TRADED ($CLP)	CLOSING PRICE ($CLP)
April - 2016	5,976,218	1,711,466,031	303.00
May - 2016	15,872,915	4,845,225,740	290.00
June - 2016	6,806,123	2,009,761,031	301.00
July - 2016	5,738,581	1,749,805,465	313.00
August - 2016	7,490,141	2,327,318,638	310.11

Valparaíso Stock Exchange

DATE (MONTH-YEAR)	TRADE VOLUME (# shares)	AMOUNT TRADED ($CLP)	CLOSING PRICE ($CLP)
May - 2016	47,680	14,488,296	301.00
August - 2016	28,367	8,510,100	300.00

The information found in this section has been taken from public documents and reports that have not been independently audited or verified by the Offeror or by the Dealer Manager of the Offer. Therefore, neither the Offeror nor the Dealer Manager assume any responsibility for the veracity of said information, nor for the omission of Endesa Américas or stock exchanges to reveal facts or information that might affect or influence their interpretation.

Dividends

Endesa Américas, on May 24, 2016, paid 9,37144 Chilean pesos per share charged to the net profit of December 2015.

PLACES OF INFORMATION

Copies of the Prospectus of this Offer are available for those interested at the following locations:

(i)	At the offices of Enersis Américas S.A., located at Avenida Santa Rosa N°76, Floor 16, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm, and at www.enersis.cl.

(ii)	At the offices of BTG Pactual Chile S.A. Corredores de Bolsa, located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm, and at www.btgpactual.cl.

(iii)	At the Superintendencia de Valores y Seguros, Avenida Libertador Bernardo O’Higgins N° 1449, Santiago, Hours: Monday to Friday, from 9:00 am to 1:30 pm, and at www.svs.cl.

(iv)	At the Santiago Stock Exchange, Calle La Bolsa N° 64, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm.

(v)	At the Chilean Electronic Stock Exchange, whose offices are located at Huérfanos N° 770, Floor 14, Santiago, Hours: Monday to Friday, from 9:00 am to 6:00 pm.

(vi)	At the Valparaíso Stock Exchange, whose offices are located at Avenida Prat 798, Valparaíso, Hours: from 9:00 am to 5:30 pm.

(vii)	At the offices of Endesa Américas S.A., located at Avenida Santa Rosa N°76, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm.

(viii)	At the offices of Chilectra Américas S.A., located at Avenida Santa Rosa N°76, Floor 8, Santiago, Hours: Monday to Friday, from 9:00 am to 5:30 pm.

In addition, those persons who desire further information may visit the offices of BTG Pactual Chile S.A. Corredores de Bolsa, located at Avenida Costanera Sur N° 2730, Floor 23, Las Condes, Santiago, or call (56 2) 25875450, Hours: Monday to Friday, 9:00 am to 5:30 pm or go to the website: www.btgpactual.cl.

The information regarding Endesa Américas has been taken from public documents and reports that have not been independently verified. The Offeror does not assume any responsibility for the accuracy of said information, nor the omission of Endesa Américas to reveal facts that could affect the importance or veracity of such.

All publications relating to the Offer, including the Notice of Commencement, will be made in the El Mercurio de Santiago and La Tercera newspapers.